EXHIBIT 12

                       COCA-COLA BOTTLING CO. CONSOLIDATED

                       RATIOS OF EARNINGS TO FIXED CHARGES
                     AND THE RATIOS OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (in thousands)

      The tables below set forth the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends of the Company and its consolidated subsidiaries for the periods indicated. The ratios have been computed using the amounts for the Company, its consolidated subsidiaries and its proportionate share of losses incurred by its fifty percent (50%) owned affiliate. Earnings available for fixed charges represent earnings before income taxes, extraordinary items and fixed charges. Fixed charges represent interest incurred plus that portion of rental expense deemed to be the equivalent of interest. Preferred Stock dividends represent all such dividends paid by the Company in respect of its Preferred Stock, increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements.

                          RATIOS OF EARNINGS TO FIXED CHARGES

                         6 Months Ended
                         July 3   July 4              Fiscal Year Ended(1)

                          1994     1993     1993     1992     1991     1990     1989
Income (loss) before
  income taxes............        13,215   24,015    4,851    2,956    2,205  (2,474)
Fixed charges:
  Interest expense(2).....        17,241   32,394   38,462   23,356   26,387  25,403
  1/3 rental expense(3)...         2,884    5,767    5,933    4,333    3,400   2,667
  Piedmont
    fixed charges(4)......            --    2,260       --       --       --      --
                                  ------   ------   ------   ------   ------  ------
  Fixed charges,
    as Defined..........          20,125   40,421   44,395   27,689   29,787  28,070
                                  ------   ------   ------   ------   ------  ------

Earnings, as
  Defined...............          33,340   64,436   49,246   30,645   31,992  25,596
                                  ------   ------   ------   ------   ------  ------
                                  ------   ------   ------   ------   ------  ------

Fixed Charges,
  as Defined............          20,125   40,421   44,395   27,689   29,787  28,070
                                  ------   ------   ------   ------   ------  ------
                                  ------   ------   ------   ------   ------  ------

Ratio of Earnings to
  Fixed Charges.........            1.66     1.59     1.11     1.11     1.07  0.91(5)
                                  ------   ------   ------   ------   ------  ------
                                  ------   ------   ------   ------   ------  ------

Excess (deficiency)
  of Earnings, as
  Defined, to Fixed
  Charges...............          13,215   24,015    4,851    2,956    2,205  (2,474)
                                  ------   ------   ------   ------   ------  ------
                                  ------   ------   ------   ------   ------  ------


(1)   The Company's fiscal year ends on the Sunday nearest December 31.

(2) Discounts on sales of trade accounts receivable of $____ million during the six months ended July 3, 1994, $.7 million during the six months ended July 4, 1993, $1.4 million in 1993, $1.6 million in 1992, $1.8 million in 1991, $2.3 million in 1990 and $.7 million in 1989 are included in the interest expense line item.

(3) Management believes amounts presented for 1/3 rental expense represent a reasonable approximation of the interest factor in such rentals.

(4)   Piedmont's fixed charges for 1993 are calculated as follows:
                  Interest expense              4,276
                  1/3 rental expense(3)           243
                                                -----
                                                4,519
                  Proportionate share              50%
                                                -----
                                                2,260
                                                -----
                                                -----

(5) As a result of the loss incurred in 1989, the Company was unable to fully cover the indicated fixed charges.

                                                              EXHIBIT 12

                          COCA-COLA BOTTLING CO. CONSOLIDATED

                          RATIOS OF EARNINGS TO FIXED CHARGES
                        AND THE RATIOS OF EARNINGS TO COMBINED
                      FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                     (in thousands)

                      RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                             AND PREFERRED STOCK DIVIDENDS

                         6 Months Ended
                         July 3   July 4              Fiscal Year Ended(1)

                          1994     1993     1993     1992     1991     1990     1989

Earnings, as Defined....          33,340   64,436   49,246   30,645   31,992   25,596
                                 -------   ------   -------   ----    ------   -------
                                 -------   ------   -------   ----    ------   -------

Preferred Stock
  Dividends.............            --       --      4,195      728      448     --

Ratio of pre-tax income
  to net income.........            --       --       2.33     1.01     9.63     --
                                 -------   ------   -------   ----    ------   -------

Preferred Dividend
  factor................            --       --      9,774      735    4,314     --

Fixed charges,
  as Defined............          20,125   40,421   44,395   27,689   29,787   28,070
                                 -------   ------   -------   ----    ------   -------

Combined Fixed Charges
  and Preferred Stock
  Dividends.............          20,125   40,421   54,169   28,424   34,101   28,070
                                 -------   ------   -------   ----    ------   -------
                                 -------   ------   -------   ----    ------   -------

Ratio of Earnings to
  Combined Fixed Charges
  and Preferred Stock
  Dividends.............            1.66     1.59   0.91(2)    1.08   0.94(3)   0.91(4)
                                 -------   ------   -------   ----    ------   -------
                                 -------   ------   -------   ----    ------   -------


Excess (deficiency)
  of Earnings, as
  Defined, to Combined
  Fixed Charges and
  Preferred Stock
  Dividends.............          13,215   24,015   (4,923)   2,221   (2,109)  (2,474)
                                 -------   ------   -------   ----    ------   -------
                                 -------   ------   -------   ----    ------   -------

(1)   The Company's fiscal year ends on the Sunday nearest December 31.

(2) As a result of the Company's effective tax rate in 1992 of 57%, the Company was unable to fully cover the indicated combined fixed charges and preferred stock dividends.

(3) As a result of the Company's effective tax rate in 1990 of 90%, the Company was unable to fully cover the indicated combined fixed charges and preferred stock dividends. Had the Company's effective rate been 38%, consistent with the effective tax rate in 1993, the preferred stock dividend factor for 1990 would have been $722,000 resulting in a ratio of earnings to combined fixed charges and preferred stock dividends of 1.05 for 1990.

(4) As a result of the loss incurred in 1989, the Company was unable to fully cover the indicated combined fixed charges and preferred stock dividends.